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Explanatory Note: On August 17, 2010, Medtronic, Inc. (“Medtronic”) issued the following Osteotech, Inc. (“Osteotech”) investor Q&A and slide show presentation regarding the proposed acquisition of Osteotech by Medtronic. The Q&A was prepared by Medtronic employees for use in internal and external communications. The slide show presentation was used by Medtronic employees in a presentation given to employees of Osteotech.
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Osteotech Investor Q&A:
Q1) What is the projected financial impact of the acquisition to Medtronic in FY11 and FY12?
A1) The transaction will be ~$0.02 dilutive in FY11, primarily one-time integration costs, and EPS neutral in FY12.
Q2) What are total industry-wide worldwide revenues for DBMs and each of Osteotech’s/Medtronic’s worldwide DBM revenues?
A2) We estimate that total industry-wide worldwide revenues derived from DBMs are ~$350M. Osteotech’s CY09 worldwide DBM revenue was $57M (~60% of total company revenue). Medtronic’s worldwide revenue from DBMs in FY10 was less than 10% of industry-wide worldwide revenue. The proposed transaction will broaden Medtronic’s portfolio of world-class biologic technologies to meet customer and patient needs.
Q3) What products are currently being considered by the FDA for regulatory approval? What type of approval is being sought (PMA, 510(k), etc.) and where does the process for each stand?
A3) Osteotech’s BioGenesis Dural Regeneration Matrix is currently under consideration for 510(k) clearance. Osteotech has stated on its Q2 CY10 Earnings Call that it remains on target to respond to the FDA’s questions by August 31, 2010.
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Medtronic: Innovating for Life Town Hall Meeting August 17, 2010

The Early Years
Medtronic had a modest beginning. It was formed as a partnership in April 1949 by Earl Bakken and his brother-in-law, Palmer Hermundslie. At the time, Earl was a graduate student in electrical engineering at the University of Minnesota and did part-time work repairing delicate lab equipment at Northwestern Hospital in Minneapolis, Minnesota.
It wasn’t long before medical professionals asked Medtronic engineers to not only repair equipment, but also modify it, or design and produce new devices needed for research
In the mid-1950s, Earl Bakken became acquainted with Dr. C. Walton Lillehei, a pioneer in open heart surgery at the University of Minnesota Medical School.
While external pacemakers existed to help regulate heart rhythm, they were bulky, had to be plugged into a wall outlet and could fail during a power blackout.
So Dr. Lillehei and his colleagues set out to develop a better system with the help of Medtronic engineers. Earl developed a new kind of pacemaker that was not much larger than a paperback book and that was powered by mercury batteries, provided a 9-volt DC pulse, and could easily and comfortably be worn by young patients.
It was the foundation of Medtronic’s history of continuing innovation and informed our mission of alleviating pain, restoring health and extending life.

The Place to Be ... A Rich History of Leadership 21,000+ Patents Awarded $11B Returned to Shareholders in Last 5 Years 7M Patients Benefit from Medtronic Products Annually ~50 Diseases Treated with Medtronic Products 150,000+ Products 50 Years of the Medtronic Mission
•	50th yr of the Mission

•	>7 million patients . .

•	> 21,000 patents . . .

•	> 150,000 products

•	~50 diseases treated

•	100 consecutive quarters of cc revenue growth

•	>$14B in FCF over the past 5 years

•	$11B+ returned to shareholders
•	The results are based on continuous innovation

$ Billions Innovation Has Driven Growth and Success 5.6 6.4 7.7 9.1 10.1 11.3 12.3 13.5 14.6 15.8 FY01 FY10 CRDM CardioVascular Physio Control Spinal Neuromodulation Diabetes Surgical Tech

Int'l Revenue $ Billions 1.9 1.9 2.3 2.9 3.3 3.7 4.4 5.2 5.6 International Revenue % of Total FY01 6.5 Europe & Central Asia Japan Greater China Other Asia Middle East & Africa Latin America Canada Global Diversification has Driven Performance

Leading Positions in Chronic Disease Markets Focus Positions Us for Growth 60% 17% 75% of deaths worldwide from chronic disease growth in chronic disease deaths by 2015 of healthcare spending on chronic disease Chronic Disease Epidemic: Large, Growing and Costly
In 1950, 8% of world population 60+
In 2009, 11% of world population 60+
In 2050, 22% of world population 60+

Integrating Technology to Deliver Innovation Materials LIFE SCIENCES Targeted Drug Delivery ENGINEERING SCIENCES INFORMATION TECHNOLOGY Power Sources Closed-Loop Systems Miniaturization Connected Care Imaging Navigation
•	The depth and breadth of our technology allows us to create solutions through technology convergence that no other competitor can match
•	Targeted drug delivery

• •	Closed loop Remote monitoring
•	Our Core Capabilities run the spectrum, eg
•	From Deep Miniaturization . . .

•	to sophisticated Imaging and Navigation

We Share a Patient-Centric Mission "We believe our first responsibility is to use technology to enhance the gift of life; to develop therapy-driven products that alleviate pain and promote biological healing and restore function."
[TRANSITION] Before I talk about our Biologics & Regenerative Therapies business, I’d like to comment on our mission.
At Medtronic, our mission is very important to us. Every new employee takes part in a Mission and Medallion Ceremony shortly after joining Medtronic and receives a medallion – a symbol of the mission that unites employees around the world. The Medtronic Mission is written on the back of the medallion: “To contribute to human welfare by application of biomedical engineering to alleviate pain, restore health and extend life.”
In every interaction I’ve had with Osteotech employees, it’s clear that your mission is just as important to you. And when we line up our mission statements next to each other, I think it’s clear we are driven by the same patient-centric motivation – to alleviate pain, restore health, and extend life.
[TRANSITION] Now let me reflect on some of the reasons I am so excited about today’s announcement.

Together, We Will Be Better Positioned To: Drive awareness and demand for Biologics Offer distinctive product portfolio and pipeline Create opportunities to develop breakthrough next- generation products Expand across treatment areas Accelerate growth internationally With our shared expertise, innovation and values, we will enhance our ability to serve doctors and their patients and continue to fulfill our mission of alleviating pain, restoring health and extending life
We are so thrilled to have this opportunity. Osteotech is a recognized innovator and leader in the emerging field of biologic products for musculoskeletal regenerative healing. Medtronic has a nearly $1B portfolio of Biologics Bone Grafting and Allograft therapies.
•	Together, we will be better positioned to drive greater awareness and demand for Biologic Bone Grafting therapies

•	We will offer a truly distinctive product portfolio and pipeline — better service and marketing support

•	Combining our technical and development expertise will help us create opportunities to develop breakthrough next-generation products

•	We will expand presence across spine, orthopedic trauma, dental, joint reconstruction, foot and ankle, sports medicine and neurosurgery treatment areas

•	And we will accelerate our growth trajectory in international markets
With our shared expertise, innovation and values, we will enhance our ability to serve doctors and their patients and continue to fulfill our mission of alleviating pain, restoring health and extending life
[TRANSITION] Okay, now I’d like to turn to Medtronic Biologics & Regenerative Therapies. I truly believe this is one of the most exciting businesses in Medtronic, and I am thrilled to have an opportunity to tell you about our business.

0 Therapy Portfolio Bone Grafting Growth Factors DBMs Synthetics Allograft Structural Specialty Traditional INFUSE(r) PROGENIX(r) MASTERGRAFT(r) Allograft Bone Chips Growth Factors DBMs Synthetics Structural Specialty Traditional CORNERSTONE(r) PRECISION(r) CAPSTONE(r) Durepair(r) Cortical Facet Dowel Medtronic
Medtronic Biologics & Regenerative Therapies delivers a full portfolio of Bone Grafting and Allograft therapies to a broad set of therapies.
Of course, the cornerstone of our nearly $1B global Biologics Bone Grafting business is INFUSE® – which is undoubtedly a powerfully innovative therapy, winner of the 2008 Prix Galien award, built off years of scientific investigation that stretches back to the 1950s. INFUSE® is backed by a deep body of clinical and scientific evidence, including 3 PMA approvals across Spine, Orthopedic Trauma, and COMF applications, 120+ peer-reviewed papers, and 650,000+ patients to date.
We are committed to offering the most complete Bone Grafting therapies, including DBMs and Synthetics, and the fastest growing pieces of our portfolio have been our PROGENIX® and MASTERGRAFT® product lines, with 20%-25% annual growth over the last 3 years.
In addition to our Biologics Bone Grafting therapies, we have a broader line of allograft therapies, including a $75M Structural Allograft business and several smaller lines of specialty and traditional allograft therapies.
[TRANSITION] Here’s what I find exciting about today. Together, Medtronic and Osteotech can carry out our patient-centric mission even more effectively.

0 Therapy Portfolio Bone Grafting Growth Factors DBMs Synthetics Allograft Structural Specialty Traditional INFUSE(r) PROGENIX(r) MASTERGRAFT(r) BioGenesis(r) Durepair(r) FacetLinx(r), Xpanse(r) Cortical Facet Dowel Trad'l Allograft GRAFTON(r) PLEXUR(r) MAGNIFUSE(r) Graftech(r) Growth Factors DBMs Synthetics Structural Specialty Traditional Medtronic Osteotech Allograft Bone Chips CORNERSTONE(r) PRECISION(r) CAPSTONE(r)
Together, we offer a portfolio of Biologics Bone Grafting and Allograft therapies that couldn’t be more attractive. With INFUSE®, GRAFTON®, MAGNIFUSE®, PROGENIX®, PLEXUR®, and MASTERGRAFT®, together with our collective commercial capabilities and industry-leading field presence, we will offer Biologics Bone Grafting therapies to meet every patient need. Our “Total Biologics Solution” enables us to play a consultative role with our surgeon customers, helping them find the right therapy solution for every need.
Osteotech’s broader line of Allograft offerings helps round out a complete portfolio, deepening our Structural and Specialty offering with exciting therapies like BioGenesis®, and adding a broad line of Traditional Allograft products.
[TRANSITION] On top of this highly attractive product portfolio, we bring a distinctive set of capabilities that has driven strong business results.

0 Medtronic Biologics & Regenerative Therapies World-class Biologics talent Gold-standard commercial capabilities Drug/device combo product development expertise Industry-leading clinical and economic evidence Leading field scale 06 05 04 FY03 07 +37% 10E 09 08 Global Revenue $ Millions High-growth focus area within MDT, targeting incremental investments Lean operating model delivers 179% RONA, well above MDT average Distinctive Capabilities
From our world-class Biologics talent, to our strong commercial capabilities, to our deep drug/device technical expertise, our team has put together a strong therapy offering and an exciting pipeline. They are truly committed to serving patients, and I look forward to introducing you to them.
Supporting therapies with industry-leading clinical and economic evidence is critical to our approach – I’ll tell you a bit more about this in a moment.
And our scale in the field leads the industry.
All of this adds up to real business results in an extremely competitive marketplace. We have built a nearly $1B global business in 8 years. Biologics is a key focus area within Medtronic. We deliver a strong return on net assets and Medtronic is investing heavily to grow our Biologics franchise.
[TRANSITION] Let me tell you about some of the exciting investments we’re making in the business.

Upside Remains in rhBMP-2 Franchise, and We Are Investing to Unlock New Applications Current indications Ongoing studies New/projected studies 8 anticipated IDEs focus on the most difficult orthopedic healing environments Unlock $2B - $3B in revenue potential Sinus Aug. / Ext. Sockets Anterior Lumbar (ALIF) Acute, Open Tibia Fracture Postero Lateral Fusion (AMPLIFY) Cervical (ACDF) Alveolar Cleft Ridge Augmentation Multi-level ACDF Adult Deformity (scoliosis) Transforaminal Lumbar (TLIF) Postero Lateral Fusion (INFUSE) Tibia Del. Healing Hind-foot Fusion Dental/CMF Spine Orthopedic
One example of exciting investment in Biologics is rhBMP-2. We believe a lot of potential remains in the rhBMP-2 franchise, and we are making unprecedented investments in clinical evidence to open up new treatment applications.
As you know, we have 3 PMA approvals across Spine, Orthopedic Trauma, and Dental/COMF.
We have two additional IDEs in Cervical and Postereolateral Fusion – in fact, we had an FDA Panel meeting on the second of these two yesterday.
To build on this evidence, we are investing in 8 new trials from head to foot. These trials focus on some of the most difficult orthopedic healing environments, and we believe they will unlock $2B-$3B in revenue potential.
[TRANSITION] Let me conclude by sharing with you our vision for the Biologics & Regenerative Therapies business.

Our Vision: Global Leader in Musculoskeletal Biologics & Regenerative Therapies Technologies Technologies Fields / Territories Fields / Territories $1B Foundation Bone grafting Spine U.S. New Opportunities Orthopedics Dental Global Broader Biologics Stem cell therapy rhGDF-5 Pain therapies Disc repair Diagnostics Biologics & Regenerative Therapies
From our foundation of Bone Regeneration in the Spine, we are acting on plans to expand into next generation products and expand into new technologies.
On the new product front, we are investing to grow the Orthopedic Trauma and Dental businesses, and we are working hard to expand in international markets.
On the technology axis, beyond our core market in Bone Grafting, we have several current programs that will extend our business in broader Musculoskeletal Biologics.
• We are working on therapies for Sciatica, Periodontal Disease, and Post-Operative Pain that will launch over the next 3-6 years and fit right in to our current portfolio and call pattern.
• More broadly, we are investigating organic and inorganic options to enter several additional therapy areas, including Disc Repair, Osteoarthritis, Diagnostics, and Cartilage/Ligament repair.
• We believe there is an attractive business opportunity in broader musculoskeletal biologics therapies, and we are investing heavily to take advantage of that opportunity.
Overall, our vision is to continue to invest in innovation and work toward building a multi-billion-dollar Musculoskeletal Biologics business. I am thrilled to invite you to join us for this journey.
With that, I’d like to turn it over to Mike Nicoletta.

Moving Forward Guiding Principles to ensure seamless integration: Maintain business momentum during the integration period Understand and respect both cultures and how we operate Never compromise quality or delivery of customer supply Provide employees with frequent, direct and open communication Post integration, our combined businesses will be positioned to offer a truly distinctive, world-class portfolio
I just wanted to take a few moments to introduce myself, I’m Mike Nicoletta and I’m going to be heading up the integration activities of our two companies
The process will be driven by integration teams composed of representatives from both Medtronic and Osteotech who will work together to understand and analyze operations and how we can leverage our combined strengths
Speaking for the Medtronic team, I can say we’re excited to learn more about your operational business processes and how we can better serve doctors and their patients together
We are committed to making this a exceptionally successful integration journey and I am extremely excited and looking forward to working with everyone in both companies to make this come together!

Q&A

Additional Information about the Proposed Merger and Where You Can Find It
Osteotech intends to file with the SEC preliminary and definitive proxy statements and other relevant materials in connection with the proposed Merger of Osteotech by Medtronic. The definitive proxy statement will be mailed to Osteotech stockholders. Before making any voting or investment decisions with respect to the Merger, investors and stockholders of Osteotech are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Merger, Osteotech and Medtronic. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by accessing Osteotech’s website at www.osteotech.com and clicking on the “Financial—Request Financials” link and then clicking on the EDGAR Database link or by writing to Osteotech at 51 James Way, Eatontown, New Jersey 07724, Attention: Chief Financial Officer.
Information Regarding Participants
Osteotech, Medtronic and their respective directors, executive officers and certain other members of management and employees may solicit proxies from Osteotech stockholders in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Osteotech stockholders in connection with the proposed Merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Osteotech’s executive officers and directors in its definitive proxy statement filed with the SEC on August 3, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing the Osteotech website and clicking on the “Financial—Request Financials” link and then clicking on the EDGAR Database link. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 16, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronic’s website at www.medtronic.com and clicking on the “Investors” link.
Forward-looking Statements
This document contains forward-looking statements that may include statements regarding the intent, belief or current expectations of , Medtronic and their respective management. Forward looking statements include statements about the benefits and advantages of the acquisition for Osteotech and its stockholders, statements about new products and technologies for Medtronic’s Biologics & Regenerative Therapies business and the benefits of the acquisition for Medtronic post-transaction, such as product development opportunities, operating synergies and international growth opportunities. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including but not limited to the risk that the acquisition of Osteotech by Medtronic will not close as the transaction is subject to certain closing conditions, such as the ability to obtain regulatory approvals of the proposed acquisition, including antitrust approval, and the approval of the transaction by Osteotech’s stockholders. In addition, if and when the transaction is closed, there will be risks and uncertainties related to Medtronic’s ability to integrate Osteotech successfully, the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in the SEC filings for Medtronic and Osteotech, including but not limited to Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2010 and Osteotech’s Annual Report on Form 10-K for the year ended December 31, 2009. Medtronic and Osteotech each disclaim any obligation to update and revise statements contained in this document based on new information or otherwise.